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                                                                    EXHIBIT 12.1

                         TENET HEALTHCARE CORPORATION
                         STATEMENT RE: COMPUTATION OF
                       RATIO OF EARNINGS TO FIX CHARGES
                            (DOLLARS IN MILLIONS)

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
                                                                                       FOR THE
                                                                                  YEAR ENDED MAY 31,
                                                               ---------------------------------------------------------
                                                                  1996        1997        1998        1999        2000
                                                               ---------------------------------------------------------

Income from continuing operations before income taxes           $   855     $    26     $   647     $   474     $   618
Less: Equity in earnings of unconsolidated affiliates                25           1           5          (3)          8

Add:
     Cash dividends received from unconsolidated affiliates           6           5           4           4           8
     Portion of rents representative of interest                     76          79          89          91          90
     Interest, net of capitalized portion                           425         417         464         485         479
     Amortization of previously capitalized interest                  4           4           5           5           6
                                                               ---------------------------------------------------------

Income, as adjusted                                               1,341         530       1,204       1,062       1,193
                                                               =========================================================

Fixed charges:

Interest, net of capitalized portion                                425         417         464         485         479
Capitalized interest                                                 11          12          16          20          20
Portion of rents representative of interest                          76          79          89          91          90
                                                               ---------------------------------------------------------

Total fixed charges                                             $   512     $   508     $   569     $   596     $   589
                                                               =========================================================

Ratio of earnings to fixed charges:                                2.6X        1.0X        2.1X        1.8X        2.0X
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